Exhibit 10.90

AMENDING AGREEMENT (NO. 1)

This Amending Agreement (No. 1) (“Amendment No. 1”) dated February 13, 2004 is entered into by and between Congress Financial Corporation (Canada), an Ontario corporation (“Lender”) and Drummondville Services Inc./Les Services Drummondville Inc., a Canadian Corporation (“Borrower”).

WHEREAS Borrower and Lender are parties to a Loan Agreement dated as of February 13, 2001 (“Loan Agreement”) pursuant to which Lender makes loans and provides other financial accommodations to Borrower.

WHEREAS Borrower has submitted to Lender a cash flow projection updated to January 27, 2004 and a balance sheet and income statement projections dated February 3, 2004 all of which are annexed to this Amendment No. 1;

WHEREAS based on, among other things, the aforementioned financial data Borrower and Lender have agreed to enter into this Amendment No. 1 in order to amend the Loan Agreement effective as and from February 13, 2004 (the “Effective Date”).

NOW THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	DEFINITIONS

Unless otherwise indicated, all terms used herein and defined in the Loan Agreement are used herein as so defined.

The present Amendment No. 1 shall be effective and in force as of and from the Effective Date;

1.4	“Applicable Margin”

The definition of “Applicable Margin” at Section 1.4 of the Loan Agreement is deleted and replaced with the following:

«Intentionally deleted»;

1.46	“Interest Rate”

The definition of “Interest Rate” at Section 1.46 of the Loan Agreement is hereby replaced with the following:

“(a) Subject to clause (d) of this definition below:

(i) as to Canadian Prime Rate Loans, a rate equal to three and one quarter percent (3.25%) per annum in excess of the Canadian Prime Rate and,

(ii) as to US Prime Rate Loans, a rate of two and one-half percent (2.50%) per annum in excess of the US Prime Rate;

(b) intentionally deleted;

(c) intentionally deleted;

(d) Notwithstanding anything to the contrary contained in clause (a) of this definition, at Lender’s option (i) for a period (A) from and after the effective date of termination or non-renewal hereof until Lender has received full and final payment of all outstanding and unpaid Obligations which are not contingent and cash collateral in the amounts and on the terms required under Section 12.1 hereof for contingent Obligations (notwithstanding entry of a judgment against the borrower) and (B) from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing, and (ii) on Loans to the Borrower at any time outstanding in excess of the amounts available to the Borrower under Section 2.1 or Section 7.4 hereof (whether or not such excess(es) arise or are made with or without Lender’s knowledge or consent and whether made before or after an Event of Default), an amount equal to the Interest Rate otherwise applicable plus two percent (2%) per annum.”

2.2	Letter of Credit Accommodations

Section 2.2 of the Loan Agreement is hereby replaced with the following:

“As and from the Effective Date (as defined in Amendment No. 1) and notwithstanding anything herein contained to the contrary, Letter of Credit Accommodations shall no longer be available hereunder. Any reference to Letter of Credit Accommodations in any other Section of this Loan Agreement shall not be interpreted as creating any rights or obligations of either Borrower or Lender.”

2.3	Term Loan

Section 2.3 (b) (ii) of the Loan Agreement is replaced with the following:

“(ii) The balance on or prior to May 31, 2004;”

2.5	Voluntary Reduction of Maximum Credit for Revolving Loans and Letter of Credit Accommodations

Section 2.5 of the Loan Agreement is deleted and replaced with the following:

“2.5	Voluntary Reduction of Maximum Credit for Revolving Loans and Letter of Credit Accommodations

Intentionally deleted”;

3.1	Interest

Section 3.1 (b) of the Loan Agreement is replaced with the following:

“Interest shall be payable by Borrower to Lender monthly in arrears not later than the first day of each calendar month and shall be calculated on the basis of a three hundred and sixty-five (365) day year in the case of Canadian Prime Rate Loans and on the basis of a three hundred and sixty (360) day year in the case of US Prime Rate Loans but in each case for the actual days elapsed. The Interest Rate for Loans shall increase or decrease by an amount equal to each increase or decrease in the Applicable Reference Rate effective on the first day of the month after any change in such rate is announced. The increase or decrease shall be based on the Applicable Reference Rate in effect on the last day of the month in which any such change occurs. All interest accruing hereunder on and after an Event of Default or termination or non-renewal hereof shall be calculated at the Interest Rate as defined in Section 1.46 (d) and shall be payable on demand.”

3.2	Eurodollar Rate Loans

Section 3.2 of the Loan Agreement is deleted and replaced with the following:

a) as and from the Effective Date, Euro Dollar Rate Loans shall not be available hereunder and accordingly any reference to Euro Dollar Rate Loans in the present agreement shall not be deemed as to create any entitlement of Borrower hereunder;

3.3	Closing Fee

Section 3.3 is amended by adding the following section 3.3.1:

“Borrower shall pay to Lender as an extension fee in consideration of the extension of the Term of the present Agreement from the Effective Date until July 13, 2004, the sum of one hundred and twenty-five thousand U.S. Dollars (US$125,000.00) which shall be fully earned as of and payable on the Effective Date.”

7.1	Collateral Reporting

Section 7.1 (b) is amended by replacing the introductory sentence thereof with the following:

“(b) on Tuesday of each week …”

Section 7.1 (b) is further amended by adding the following:

“(v) inventory report on a roll forward basis detailing all additions and sales for the week, the latter to be divided between arm’s length sales and sales to Affiliates;

(vi) roll forward report on any Galey Inter-Company Receivables, any Galey Inter-Company Payables and Galey Inter-Company Loans detailing all increases and decreases, as the case may be for the week;”

Section 7.1 is further amended by adding sub-section (e) as follows:

“and (e) monthly, within seven (7) Business Days after month end, a certificate in form satisfactory to Lender signed by a senior officer of Borrower certifying that all premiums have been paid up to date on EULER American Credit Indemnity Company accounts receivable insurance policy number 362022R or any replacement policy, that Borrower has complied with all periodic reporting requirements under the terms of the said policy in the preceding month and that to the knowledge of Borrower there are no outstanding and undelivered reports to be made by it to the issuer of such policy.”

7.7	Access to Premises

Section 7.7 is deleted and replaced with the following:

“7.7	Access to Premises

From time to time as requested by Lender, at the cost and expense of Borrower, (a) Lender or its designee shall have complete access to all of Borrower’s premises during business hours, with 2 Business Day notice for the purposes of inspecting, verifying and auditing the Collateral and all of Borrower’s books and records, including, without limitation, the

Records, and (b) Borrower shall promptly furnish to Lender such copies of such books and records or extracts therefrom as Lender may request, and (c) Lender shall have the use during normal business hours of Borrower’s personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the collection of Accounts and realization of other Collateral.”

9.9	Indebtedness

Section 9.9 is amended by replacing sub-section (iv) (C) on the last six lines of the said section by the following:

“(C) five (5) Business Days prior written notice is given by Borrower to Lender of any such repayment of principal or payment of interest, such notice to include Borrower’s declaration that to the best of its knowledge all covenants under the Loan Agreement have been complied with.”

9.12	Transactions with Affiliates

Section 9.12 (b) (ii) is amended by replacing same with the following:

“the Borrower shall not sell or provide any goods to any of Galey unless such goods are sold by the Borrower to Galey upon terms consistent with the terms set out in Schedule 9.12 (b) hereof as may be adjusted by virtue of the requirements of American or Canadian taxing authorities and upon payment terms of 30 days and further subject to prior written notice to be given by Borrower to Lender. All sales or other transfers of Equipment by the Borrower to any Galey shall be subject to the prior written consent of Lender and shall be made in consideration of receipt by the Borrower from such Galey of the fair market value of such Equipment.”

Section 9.12 (b) (iii) is replaced by the following:

“ the amount of the outstanding Galey Accounts Receivable shall not, at any time, exceed the amount of the outstanding Galey Accounts Payable at such time by more than Cdn Dollar Amount equal to:

(A)	Three Million One Hundred Fifteen Thousand Cdn Dollars (Cdn$3,115,000) until the end of the month of February 2004;

(B)	Four Million Cdn Dollars (Cdn$4,000,000) until the end of the month of March 2004;

(C)	Five Million Five Hundred Thousand Cdn Dollars (Cdn$5,500,000) until the end of the month of April 2004;

(D)	Four Million Six Hundred Thousand Cdn Dollars (Cdn$4,600,000) until the end of the month of May 2004; or

(E)	Three Million Five Hundred Thousand Cdn Dollars (Cdn$3,500,000) for the month of June and continuing until the termination of the Term of the present Agreement.”

9.18	Costs and Expenses

Section 9.18 is amended by replacing the reference to “US$ 650” in the third to last line thereof by “US$ 750”;

9.20	Loans Repayments

The following is added to Section 9 of the Loan Agreement:

“9.20	Repayment of Loans

Borrower covenants to make minimum repayments on the Loans to Lender so as to permanently reduce the amount outstanding under the Loans in accordance with the amounts indicated in the following table. Borrower may make larger repayments without penalty:

Scheduled Congress Debt Reductions	Revolving Loan	Term Loan	Total Debt
Opening balance 01/31/04	$3,632	$3,687	$7,319
Repayments Feb 1-Feb 28’04	$(795)	$(1,150)	$(1,945)
Balances Feb 28’04	$2,837	$2,537	$5,374
Repayments Feb 29 - Mar 27’04	$(157)	$(150)	$(307)
Balances Mar 27’04	$2,680	$2,387	$5,067
Repayments Mar 28 - May 1’04	$—	$(150)	$(150)
Balances May 1’04	$2,680	$2,237	$4,917
Repayments May 2 - May 29’04	$(1,990)	$(2,237)	$(4,227)
Balances May 29’04	$690	$—	$690
Repayments May 30 - June 26’04	$(690)	$—	$(690)
Balances June 26’04	$—	$—	$—

*	(all amounts in thousands of Dollars)

9.21	Payments by Galey

The following is added to Section 9 of the Loan Agreement:

“9.21	Payments by Galey

The Borrower covenants that any Galey will pay Borrower in accordance with and so that Borrower is in conformity with Section 9.12 (b) hereof;”

9.22	Minimum Excess Availability

The following is added to Section 9 of the Loan Agreement:

“9.22	Minimum Excess Availability

Borrower covenants to maintain minimum Excess Availability as follows:

(a) for the end of the fiscal month of February 2004 Three Million Five Hundred and Seventy Thousand Dollars ($3,570,000);

(b) for the end of the fiscal month of March 2004 Three Million Four Hundred and Forty Thousand Dollars ($3,440,000);

(c) for the end of the fiscal month of April 2004 Two Million One Hundred Thousand Dollars ($2,100,000);

(d) for the end of the fiscal month of May 2004 and thereafter until the termination of the Term, Nine Hundred and Fifty Thousand Dollars ($950,000);”

10.1	Events of Default

Section 10.1 (b) and (c) are amended by replacing in each sub-paragraph the reference to “three (3) Business Days” and “ten (10) Business Days” respectively by a reference to “two (2) Business Days” in both sub-paragraphs.

12.1	Term

Section 12.1 of the Loan Agreement is amended by adding the following sub-section:

“(a)(x) The Term of the present Agreement and the other Financing Agreements is extended for a period of five (5) months commencing on the Effective Date and terminating on July 13, 2004. Notwithstanding anything to the contrary herein contained there shall be no further renewal unless expressly agreed upon in writing between Lender and Borrower.

EFFECT ON THE LOAN AGREEMENT

All terms and provisions of the Loan Agreement remain in full force and effect except as specifically amended by the provisions hereof. In no event shall these presents be deemed to have caused novation.

IN WITNESS WHEREOF, Lender and Borrower have caused these presents to be duly executed as of the day and year first above written.

LENDER CONGRESS FINANCIAL CORPORATION (CANADA)		BORROWER DRUMMONDVILLE SERVICES INC./ LES SERVICES DRUMMONDVILLE INC.

By:	/s/ Wendy Whitcher	By:	/s/ Leonard F. Ferro

Title:	Vice President	Title:	Vice President